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                                                                EXHIBIT 10.50




                     REAL ESTATE SALE AND PURCHASE CONTRACT

         THIS CONTRACT ("Contract") is made and entered into as of the ____ day of August, 1996 (hereinafter referred to as "the date hereof"), by and between

                       MONUMENTAL LIFE INSURANCE COMPANY,
       a Maryland corporation, (hereinafter referred to as "Seller"), and

                            BRANDYWINE REALTY TRUST,

         a Maryland real estate investment trust (hereinafter referred to as "Purchaser").

         WHEREAS, Seller owns the office building, real property and related improvements located at 8000 Lincoln Drive, Marlton, Evesham Township, Burlington County, New Jersey commonly known as and hereinafter referred to as "8000 Lincoln Drive", which office building Seller has agreed to sell to Purchaser upon certain terms and conditions; and

         WHEREAS, the parties intending to be legally bound desire to set forth in writing the terms and conditions of their agreements, NOW THEREFORE,

                                   WITNESSETH:

         That in consideration of the promises and covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

         l. AGREEMENT TO PURCHASE AND SELL.

         A. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Contract, 8000 Lincoln Drive, which property consists of the following (all of which shall hereinafter be collectively referred to as the "Property"):

         (i) That certain tract or tracts of land (the "Land") being more particularly described on Exhibit "A" attached hereto, together with all appurtenances to the Land including, without limitation, all easements, rights, serviant estates and rights of way appurtenant thereto;

         (ii) All buildings, improvements, structures and fixtures, placed, constructed, installed, or located on the Land, together with the parking facilities related thereto, and all other improvements situated on, over and under the Land ("Improvements");

         (iii) All of the furniture, furnishings, fixtures, fittings, appliances, apparatus, systems, equipment, tools, supplies and machinery owned by Seller and located on the Property (the "Personal Property");

         (iv) All leases and rental agreements with tenants now or hereafter occupying space in the Improvements or otherwise having rights with respect to the use of the Land or the Improvements (the "Tenant Leases") and the Seller's interest in all security, advance rental, or other deposits made under the Tenant Leases; and

         (v) All rights of Seller, if any, to the name the "8000 Lincoln Drive", including, if and only to the extent owned by Seller, the exclusive right to use the name.

         2.       PURCHASE PRICE AND METHOD OF PAYMENT.
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         A. The total purchase price for the Property to be paid by Purchaser is
Three Million One Hundred Thousand Dollars ($3,100,000.00), payable in cash by Purchaser at Closing.

         B. Within three (3) business days after the date hereof, Purchaser shall deliver to Commonwealth Land Title Insurance Company, whose address is 1700 Market Street, Philadelphia, PA, 19103 Attention: Karen Mark (hereinafter referred to as the "Title Company") an initial earnest money payment (the "Deposit") in the amount of Fifty Thousand Dollars ($50,000.00).

         C. Purchaser shall deliver to the Title Company an additional earnest money payment in the amount of One Hundred Thousand Dollars ($100,000.00), upon:
(i) Seller's finalization of leases with Computer Sciences Corporation and with Blue Cross Blue Shield, and Purchaser's approval of those leases; or (ii) expiration of the Inspection Period, whichever first occurs. That additional earnest money payment shall become part of the Deposit which shall be refundable until the expiration of the Inspection Period.

         D. The Deposit shall be placed by the Title Company in an interest bearing account with all interest earned thereon to be for the benefit of the Purchaser, except as provided below. The interest accruing on the Deposit and any additional earnest money amounts paid in conjunction with this Contract shall also become part of the Deposit. If the Purchaser shall default and the Deposit is paid to Seller, the Seller shall also become entitled to all earned and accrued interest on the Deposit. The Deposit shall be held during the pendency of this Contract and disbursed in accordance with the terms hereof. In the event the transactions covered hereby shall close, at Closing the Deposit shall, at Seller's option, be credited towards the Purchase Price or returned to Purchaser.

         3. PERMITTED TITLE EXCEPTIONS.

            The Property is being sold in fee simple title, subject to the following exceptions:

         A.       Zoning and building laws or ordinances;

         B. Parties in possession on the date of Closing, as tenants only pursuant to the Tenant Leases;

         C. The liens of real estate taxes which are not yet due and payable;

         D. Title exceptions as to the Property as set forth on Exhibit "B" attached hereto;

         E.       Matters shown on the survey of the Property prepared by John
                  T. Butler, dated March 19, 1990 and revised through April 11, 1990.

         (A through E above are hereinafter collectively referred to as "Permitted Exceptions").

         4.       CLOSING.

                  Consummation of the transactions contemplated by this Contract (the "Closing") will be held at or closed in escrow through the offices of the Title Company on a day and at a time mutually agreeable to the parties on or before October 23, 1996. In the absence of a different specified date in accordance with this paragraph, the Closing shall take place at 9:00 A.M., on the above stated date, (hereinafter referred to as the "Closing Date").

         5.       INSPECTION PERIOD.

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                  Purchaser shall have until September 30, 1996 (hereinafter referred to as the "Inspection Period"), to inspect the Property and Seller's records relating thereto, to determine in Purchaser's sole discretion whether the Property is suitable for its investment. Seller shall make the Property and every part thereof available for Purchaser's inspection. Any destructive testing by Purchaser or their agents shall be done only with the prior written consent of Seller, which shall not be unreasonably withheld. Purchaser agrees to promptly repair any damage occasioned by Purchaser's tests and/or inspections. Purchaser agrees to indemnify and hold Seller harmless from any expense of Purchaser's inspections performed by third parties, including reasonable attorney's fees and any other costs incurred by Seller to remove any liens therefor, and from liability for any personal injury or property damage arising from Purchaser's, its employees' and agents' presence on the Property prior to Closing. Notwithstanding anything to the contrary contained herein, Purchaser's agreements in this paragraph to repair and indemnify shall survive the Closing and/or termination of this Contract.

                  If Purchaser is not satisfied with the Property for any reason, Purchaser may terminate this Contract by giving written notice to Seller on or before September 30, 1996. If no such notice is received by Seller on or prior to such date, Purchaser's option to so terminate shall expire and be of any further force and effect. If Purchaser elects to terminate as provided herein, upon Purchaser's compliance with Paragraph 7 (C) hereof, Purchaser's Deposit shall be refunded, this Contract shall be terminated and neither party shall have any further rights or obligations hereunder.

         6.       REPRESENTATIONS AND WARRANTIES OF SELLER.

                  Seller represents and warrants that:

                  A. Attached hereto as Exhibit "C" is a true and complete rent roll of the Property as of the date set forth thereon. Except as disclosed on Exhibit "C," to Seller's actual knowledge, (i) no tenant is in default under its lease, and (ii) Seller has not received notice that it is in default as landlord under any Tenant Lease.

                  B. Seller has no actual knowledge, without having performed any investigation or inquiry, other than: (i) the Environmental Assessment report prepared by Synertech Incorporated, dated March 28, 1990; (ii) the Underground Storage Tank Closure Activities report prepared by The Needleman Group, dated July 31, 1990; (iii) the letter of Stephen M. Trautman dated August 15, 1990; (iv) the Phase I Environmental Site Assessment and Environmental Sampling report prepared by Furgo Environmental, Inc., dated May 3, 1995; and
(v) the Environmental Radius Map Report of Dunn & Bradstreet, dated January 11, 1996, (hereinafter collectively referred to as the "Reports") of the presence on or contamination of the Property or any part thereof by any toxic or hazardous substances, or underground storage tanks except as may be set forth in the Reports. Seller does not warrant the accuracy or completeness of the Reports. Purchaser may conduct such investigations of the Property in this regard as it may deem advisable to assure Purchaser that the Property is not contaminated. As per the last unnumbered paragraph of Paragraph No. 5 above, Purchaser may on or before September 30, 1996, terminate this Contract for any reason by written notice to Seller. If any investigations of the Property by Seller disclose any contamination other than as indicated in the Reports, Purchaser shall provide Seller with a copy of the results of the investigation showing contamination. Upon such termination, this Contract shall be null and void, and upon return


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to Seller of all materials concerning the Property furnished by Seller and any copies made of those materials, Purchaser's Deposit shall be promptly refunded and neither party shall have any further obligations hereunder.

                  C. There is no pending, or to Seller's actual knowledge, any threatened litigation which will affect the Property or Purchaser's ownership thereof after Closing, or the performance of Seller hereunder.

                  D. Seller has received no notice of (i) any planned condemnation proceeding which would affect the Property or any part thereof,
(ii) any pending special assessments against the Property, or (iii) any increase in the taxable value of the Property, other than normal, periodic evaluations.

                  E. There are no contracts or agreements (other than the Tenant Leases, contemplated tenant leases as per Paragraph 2 (c), contemplated construction contracts as per Paragraph 7 (D) and Permitted Exceptions) which will affect the Property or Purchaser's operation thereof after Closing.

                  F. Seller has received no notice and has no actual knowledge (without having performed any investigation or inquiry) that the Property or the use thereof is in violation of any governmental law, rule or ordinance applicable thereto, including zoning laws or ordinances. Notwithstanding the foregoing, Seller makes no representation as to the compliance of the Property or Improvements with the American With Disabilities Act and Purchaser acknowledges that it is purchasing the Property on an "AS IS" basis in regard to such compliance.

                  G. Seller is a corporation, duly organized, in good standing and has been duly authorized to enter into and perform its agreements under this Contract.

                  H. As of the Closing Date, no persons shall be employed in connection with the management, operation, or maintenance of the Property for whom Purchaser shall have any liability whatsoever after the Closing.

                  I. To the best of Seller's actual knowledge, there are no pending or threatened assessments or charges that would affect the Property, or that would increase the assessed value of any portion of the Land or the Property.

                  J. That Seller has not granted, nor to the best of Seller's actual knowledge are there outstanding, any options, rights of first refusal, conditional sales agreements or other arrangements other than Tenant Leases, whether oral or written, which affect any portion of the Property.

                  K. Other than the Assumed Expenses, all debts, liabilities and obligations incurred by Seller arising out of the construction, ownership and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable, and the like will be brought current by Seller through the date of Closing.

                  L. Seller has not conducted or to its knowledge, permitted any activity on the Property, or used or permitted the use of the Property, in any manner involving hazardous materials (as defined under applicable federal or state statues, rules or regulations).

                  M. To the best of Seller's actual knowledge there are no outstanding notices of uncorrected violations of the building, safety, plumbing, electrical, health, zoning or fire ordinances of the city, county, state or municipality in which the Property is located.

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                  N. Except for the Assumed Contracts, as of the Closing Date
there will be no management, service, supply, security, maintenance, or similar contracts with respect to or affecting the Property.

         7.       COVENANTS AND AGREEMENTS.

         A. Between the date hereof and the Closing, Seller shall not enter into any new agreements or contracts affecting the Property, nor shall Seller enter into any new lease or modify or terminate any existing Tenant Lease without the prior written consent of Purchaser, which consent Purchaser agrees shall not be unreasonably withheld. Notwithstanding the above provisions to the contrary, Seller shall be permitted to enter into the tenant leases as set forth in section (D) below and also into the Contracts defined in that section without any further consent of Purchaser.

         B. Seller agrees to give Purchaser prompt written notice of any matter coming to the knowledge of Seller which would render any of the representations and warranties of Seller contained herein untrue in any material respect. In the event such change or disclosure shall have a material detrimental effect upon the Property or the value thereof, Purchaser, as its sole remedies, shall have the right to either: (i) terminate this Contract by written notice to Seller such that Seller receives the notice no later than the fifth (5th) day after Purchaser's receipt of Seller's notice as to such change or disclosure; or (ii) waive such condition(s) and close. Upon termination, Purchaser's Deposit shall be promptly returned and neither party shall have any further rights or obligations hereunder. Absent such timely written notice of termination, Purchaser shall be deemed to have waived the matters so disclosed.

         C. Purchaser acknowledges and agrees that all information and materials provided to Purchaser by Seller in conjunction with this transaction are for Purchaser's sole use and benefit as a prospective purchaser on a strictly confidential basis. All information provided is to be treated as proprietary and confidential and is not to be disclosed or disseminated to third parties, except appropriate information may be provided to potential investors, advisors and lenders who have agreed to abide by these terms of confidentiality. Purchaser's obligations as to confidentiality are ongoing and shall continue until such time as the purchase of the Property has been finalized. In the event the Purchaser's purchase of the Property is not consummated for whatever reason, Purchaser's obligations as to confidentiality shall continue and all materials concerning the Property furnished by Seller and any copies made of those materials are to be promptly returned to Seller at Purchaser's expense.

         D. Purchaser agrees to assume in full all tenant improvement costs and leasing commission expenses for which the Seller as landlord is responsible pursuant to the Computer Sciences Corporation and Blue Cross Blue Shield leases. Purchaser acknowledges that the amounts so assumed are currently estimated to be approximately $700,000.00 as to the Computer Sciences Corporation lease and approximately $570,000.00 as to the Blue Cross Blue Shield lease. In addition, Purchaser shall be responsible for all other building and capital improvement expenses incurred by Seller associated with or resulting from the above two leases, which additional expenses are currently estimated at $200,000.00. All such amounts shall herein be referred to collectively as "Assumed Expenses". Purchaser shall reimburse Seller at Closing for that portion of the Assumed Expenses actually paid by Seller, if any. In the event, however, either of the above tenants has commenced paying monthly rental prior to the


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Closing, the tenant improvement expenses and leasing commissions shall be prorated over the term of the lease with Purchaser being responsible for only the prorata share allocable to the portion of the lease term from and after the date of Closing. At Closing, as provided in attached Exhibit "D", Purchaser shall assume all of Seller's obligations, responsibilities and liabilities under the construction contracts for the above projects (herein referred to as the "Contracts") , which Contracts including Addendum and General Conditions of the Contract for Construction shall be in the general form of Exhibit "G" attached hereto.

         8. TITLE AND SURVEY.

         A. Within its Inspection Period, Purchaser shall procure at Purchaser's expense, and deliver or cause to be delivered to Seller a copy of a commitment covering the Property issued by the Title Company, binding the Title Company to issue its standard form owner's policy of title insurance to Purchaser in the amount of the purchase price, together with certified copies of all exceptions to title coverage listed therein. Purchaser shall have until the expiration of its Inspection Period to notify Seller in writing of any defects in or encumbrances upon Seller's title to the Property (other than the Permitted Exceptions). Any matters not so timely objected to shall become Permitted Exceptions.

         Seller shall have until five (5) days prior to Closing to cure the objections (or to make arrangements to so cure at Closing), including any survey objections made pursuant to Paragraph 8(B) below, but shall have no obligation to do so. Unless the parties agree in writing to extend the Closing date, if any objections are not cured by the scheduled date of Closing, Purchaser may, as its sole and exclusive remedies, either (i) terminate this Contract and receive a refund of the Deposit, whereupon neither party shall have any further obligation hereunder, or (ii) waive such defects and take the title as it then is upon giving to Seller written notice of such election no later than three (3) days prior to Closing and tendering performance on its part. In the absence of such notice, Purchaser shall be deemed to have elected to terminate this Contract.

         B. Prior to the expiration of its Inspection Period, if required by Purchaser, Purchaser may obtain at Purchaser's expense and deliver a copy to Seller forthwith upon Purchaser's receipt an updated survey of the Property certified to Seller, Purchaser and the Title Company and object, in writing, to any new matter shown thereon. Purchaser shall have ten (10) days following Purchaser's receipt of the survey within which to object to Seller, in writing, to any new matter shown thereon. Purchaser shall be conclusively deemed to have accepted all matters that would be disclosed by an accurate survey unless such written objections are timely delivered to Seller. Seller shall have ten (10) days following receipt of Purchaser's written objections in which to either (i) remove any survey objections to Purchaser's reasonable satisfaction; or (ii) notify Purchaser of Seller's intention to do so prior to Closing. If Seller does not remove the survey objections or notify Purchaser of Seller's intention to do so, this Contract shall be deemed terminated unless within five (5) days of the expiration of the above ten (10) day period Purchaser notifies Seller in writing of Purchaser's election to waive those objections and proceed to close. In the event of termination of this Contract, Purchaser's Deposit shall be refunded upon Purchaser's compliance with Paragraph 7 (C) hereof.

         9. ITEMS TO BE DELIVERED AT THE CLOSING.


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         A. At Closing, Seller shall deliver the following:

                  (1) Special Warranty Deed for the Property in the form attached hereto as Exhibit "E" (modified as necessary to comply with state law or local law requirements), conveying to Purchaser fee simple title to the Property, subject only to the Permitted Exceptions.

                  (2) A blanket conveyance, bill of sale and assignment (the "Bill of Sale"), conveying and assigning title with covenants of special warranty to Purchaser, free and clear of all liens and encumbrances (other than the Permitted Exceptions), the Personal Property, the Tenant Leases, the Contracts, and rights, if any, to the name of the Property; such instrument to be in form attached hereto as Exhibit "D".

                  (3) A rent roll (the "Rent Roll") for the Property, certified by Seller to be true, complete and correct as of the Closing Date and reflecting the status of tenant delinquencies, if any, existing as of the Closing Date.

                  (4) All keys in Seller's possession or control to all locks on the Property and to the extent they are in Seller's possession, executed originals or counterparts of all Tenant leases.

                  (5) A certificate in the form of attached Exhibit "F" from Seller, certifying that Seller is a non-foreign entity.

                  (6) Possession of the Property.

                  (7) Affidavits required by the Title Company regarding matters of mechanic liens or claims against title not of record, provided that any such affidavit or indemnity shall be limited to matters or claims by, through, or under Seller but not further or otherwise, and further provided the same are reasonable, appropriate and acceptable in form and substance to Seller.

                  (8) Seller shall use its best efforts (without incurring additional expense and without being obligated to institute litigation) to obtain an executed tenant estoppel letter in the form of Exhibit "H" from Computer Sciences Corporation and Blue Cross Blue Shield. In the event Sellers cannot for any reason obtain a tenant estoppel letter from either of said tenants, Purchaser agrees to rely on the Seller's (Landlord) estoppel letter, covering only the period of Sellers' actual ownership of the Property, in the form of Exhibit "I".

                  B. Action at the Closing by Purchaser.

                  On the date of Closing, Purchaser shall deliver to the Seller by wire transfer the amount required by Paragraph 2 hereof, subject to prorations and credits as contemplated herein. Purchaser shall execute and deliver to Seller at Closing a copy of the Bill of Sale evidencing Purchaser's assumption of the Tenant Leases and Contracts. The parties shall execute "Notices to Tenants" advising tenants of the sale and Purchaser agrees to deliver, or cause to be delivered, such notices to each tenant after Closing.

         10.      CLOSING PRORATIONS.

         Purchaser shall obtain its own insurance coverage for the Property at Closing. Property expenses, including water, sewer and services, collected rents and ad valorem taxes on the Property for the current year shall


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be prorated at the Closing, effective as of the Closing Date, based on the
Property's 1997 assessed value of $3,000,000.00, with the prorations to be adjusted in cash between the parties based on actual taxes at the time actual taxes are determined. Purchaser acknowledges that a result of Seller's assessment appeal as to the Property, the 1997 assessed value has been set at $3,000,000.00, which value is binding upon both parties.

         Tenant security deposits in the possession of Seller and prepaid rents shall be credited to Purchaser. Purchaser will purchase from Seller, at face value, all account receivables of tenants whose entire account is less than thirty (30) days delinquent. Purchaser shall remit as collected Seller's pro-rata share of any annual tenant reimbursements. Seller agrees to promptly deliver to Purchaser, Purchaser's prorata share of any rents collected by Seller from the Property after Closing. Rents collected after Closing shall be allocated first to rents THEN DUE Purchaser, if any, and then to delinquent rents due Seller. After Closing, Purchaser agrees to use reasonable efforts to collect delinquent rentals due Seller, but Purchaser shall not be required to institute legal action therefor. Any delinquent rents and/or tenant reimbursements which remain the property of Seller and are collected by Purchaser after Closing shall be delivered promptly to Seller by Purchaser. Seller may, upon notice to Purchaser, collect directly any of its account receivables from the Property which remain unpaid sixty (60) days after Closing. Upon request, either party shall give the other an accounting of amounts collected from such Tenants after Closing. Seller shall cause all utility meters to be read on the Closing Date and Purchaser shall be responsible for having utilities connected on such date in its own name. Pursuant to Paragraph 7 (D) above, certain lease related costs and expenses may be reimbursed to Seller at Closing.

         11. CLOSING COSTS.

         Purchaser shall pay the cost of the owner's standard title insurance policy and any additional endorsements and coverages ordered by Purchaser, the costs of an updated survey if required, and recording fees for the deed. Seller shall pay the cost of the real estate transfer tax. The parties shall each pay one-half of the Title Company escrow fees, if any. Each party shall bear its own attorney's fees.

         12. REMEDIES UPON DEFAULT.

         IF PURCHASER SHALL DEFAULT IN ITS PERFORMANCE OF THIS CONTRACT, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS CONTRACT BY PURCHASER, ALL OTHER CLAIMS TO DAMAGES OR REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. UPON SUCH DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY


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SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER EXCEPT
FOR THE RIGHT OF SELLER TO RECEIVE SUCH LIQUIDATED DAMAGES FROM THE TITLE COMPANY. NOTWITHSTANDING THE FOREGOING, SELLER SHALL BE ENTITLED TO RECEIPT OF ATTORNEY'S FEES, SHOULD PURCHASER REFUSE TO DIRECT THE TITLE COMPANY TO DELIVER THE DEPOSIT TO SELLER AND SELLER PREVAILS IN OBTAINING THE DEPOSIT BY SUIT OR OTHER COLLECTION EFFORTS.

         If Seller shall default in its performance of this Contract, the Purchaser may, as its sole and exclusive remedies elect to (i) terminate this Contract and receive a refund of the Deposit, (ii) enforce specific performance of this Contract or (iii) sue Seller for damages, which damages the parties agree shall be limited to an amount not to exceed the initial Deposit.

         Except for failure to close on the specified Closing Date, for which default no notice or cure period is required, prior to a declaration of default, the declaring party shall give the defaulting party written notice specifying the default. The defaulting party shall have five (5) business days from receipt of such notice to cure the default. If the cure period extends beyond the scheduled date of Closing, the Closing Date shall be postponed to the last day of the cure period.

         In the event either party hereto employs an attorney and commences legal action because of the other party's default, then the non-prevailing party shall pay to the prevailing party reasonable attorney's fees incurred in the enforcement of this Contract.

         If the sale contemplated herein does not close for any reason, Purchaser shall promptly return to Seller all materials concerning the Property furnished by Seller and any copies made of those materials. If Purchaser is entitled to a return of its Deposit, such Deposit shall not be released until all such materials concerning the Property are returned to Seller at Purchaser's expense.

         13.      RISK OF LOSS.

                  A. Until Closing, all risk of loss of the Property is on the Seller and if, prior to Closing, the Property shall become damaged by fire or other casualty or become the object of any condemnation proceedings, Purchaser may, as its sole and exclusive remedies, elect to either (i) terminate this Contract and receive a refund of its Deposit, or (ii) proceed with the Closing and receive an assignment in form acceptable to Purchaser of all insurance proceeds or awards for such taking. If the Property is damaged prior to Closing, the cost of repair of which is in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00), Seller may elect to terminate this Contract by written notice to Purchaser. Any election allowed hereunder shall be made in writing no later than the earlier of (i) the scheduled date of Closing, or (ii) ten (10) days after a party's receipt of notice of such damage or proceeding.

                  B. Except for injury or damages caused by the deliberate act or omission of Seller, its employees, agents or contractors, Purchaser assumes all liability for personal injury or property damage occurring on the Property on and after the Closing Date and agrees to indemnify and hold Seller harmless from any claim, loss or cause of action arising therefrom. Except for injury or damages caused by the deliberate act or omission of


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Purchaser, its employees, agents or contractors, Seller agrees to indemnify and hold Purchaser harmless from any claim, loss or cause of action for personal injury or property damage occurring prior to the Closing Date. This indemnity is in addition to and not in substitution for any other indemnity given by either party in this Contract or in the documents delivered at Closing pursuant hereto.

         14.      NOTICES.

         All notices and demands herein required shall be in writing. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand-delivered personally or by express mail, courier service (both with delivery receipt), or electronically verifiable facsimile transmission or sent by United States Mail (registered or certified) postage prepaid, to the addresses set forth below.

         As to Seller:     Monumental Life Insurance Company
                           c/o AEGON USA Realty Advisors, Inc.
                           4333 Edgewood Road N.E.
                           Cedar Rapids, IA 52499
                           Attention:  Bill Sindlinger
                           Fax Number: (319) 369-2188
                           Telephone Number: (319) 369-2552

         As to Purchaser:  Brandywine Realty Trust
                                 Attn: Gerard H. Sweeney, President
                           Newtown Square Corporate Campus
                           16 Campus Blvd., Suite 150
                           Newtown Square, PA  19073
                           Fax Number:  (610) 325-5622
                           Telephone Number: (610) 325-5600

         With a copy to:   Brad Molotsky
                           Pepper, Hamilton & Scheetz
                           3000 Two Logan Square
                           Eighteenth and Arch Streets
                           Philadelphia, PA   19103 - 2799
                           Fax Number:  (215) 981-4930
                           Telephone Number: (215) 981-4262

         Any notice, demand or request which shall be given in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (1) at the time such notices, demands or requests are hand-delivered (which shall be deemed to include delivery by express mail or courier service or transmission by telefax facsimile) or (2) the day such notices, demands or requests are posted, postage prepaid, in the United States Mail in accordance with the preceding portion of this paragraph, provided however, time for response to any such notice shall commence upon receipt at the address specified. Notice by telefax transmission shall be given on a non-banking holiday weekday between the hours of 9:00 a.m. to 5:00 p.m. (at the destination) or shall be deemed received on the next such day and time.

         15.      TIME OF ESSENCE.

         Time is of the essence of this Contract.

         16.      REAL ESTATE BROKERS.

         Purchaser and Seller covenant and represent to each other that, to their knowledge, there is no party entitled to a real estate commission, finder's fee, cooperation fee, or other brokerage-type fee or similar compensation in connection with the Contract and the transactions contemplated hereby except for The Rubin Organization, Inc.,


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
whose fee shall be due and payable if and only if the transaction contemplated herein actually closes and shall be paid by Seller at Closing, pursuant to a separate agreement. Each party agrees to hold the other harmless from and against any claim for a commission or fee from any other broker or agent claiming by or though the indemnifying party.

         17.      ENTIRE AGREEMENT.

         This Contract contains all of the agreements, representations and warranties of the parties hereto and supersedes all other discussions, understandings or agreements in respect to the subject matter hereof. All prior discussions, understandings and agreements are merged into this Contract, which alone fully and completely expresses the agreements and understandings of the parties hereto. This Contract may be amended, superseded, extended or modified only by an instrument in writing referring hereto signed by both parties.

         18.      EXHIBITS AND SCHEDULES A PART OF THIS CONTRACT.

         All Exhibits and Schedules referred to in this Contract and attached hereto are incorporated into this Contract by reference and are hereby made a part hereof.

         19.      NO BENEFIT TO OTHER PARTIES.

         Except as otherwise provided herein, none of the provisions hereof shall inure to the benefit of any party other than the parties hereto and their respective successors and permitted assigns, or be deemed to create any rights, benefits or privileges in favor of any other party except the parties hereto.

         20.      NO AGENCY, PARTNERSHIP OR JOINT VENTURE.

         Nothing herein shall be construed to establish an agency relationship, a partnership or a joint venture between Seller and Purchaser for any purpose.

         21.      CAPTIONS.

         The captions and headings contained in this Contract are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

         22.      GOVERNING LAW.

         This Contract shall be governed, construed and enforced in accordance with the laws of the State of New Jersey.

         23.      NO WAIVER.

         The waiver by one party of the performance of any covenant or condition herein shall not invalidate this Contract, nor shall it be considered to be a waiver by such party of any other covenant or condition herein. The waiver by either or both parties of the time for performing any act shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. Except as otherwise specifically restricted herein, the exercise of any remedy provided by law and the provisions of this Contract shall not exclude other available remedies.

         24.      AS-IS CONDITION.

         Purchaser acknowledges that it is purchasing the Property, the Improvements and fixtures therein and the Personal Property, in an AS-IS condition based upon its own inspections thereof and without benefit of any representation or warranty from Seller, either express or implied or in the nature of fitness for any particular purpose, except as specifically set forth herein. Seller agrees to maintain the Property in its current physical condition to the Closing Date, normal wear and tear excepted.

         25.      SELLER INDEMNIFICATION AND SURVIVAL OF REPRESENTATIONS.

         From and after the Closing Date Seller shall indemnify and hold harmless Purchaser, and its respective principals, agents, indemnitees, servants, permitted assignees and employees, from and against any and all losses which Purchaser may suffer or incur, resulting from, relating to, or arising out of: (i) any misrepresentation or breach of a warranty by Seller contained in this Contract; or (ii) any failure to fulfill any covenant or agreement of Seller contained in this Contract. The above indemnification and all representations, warranties, covenants and agreements made by Seller in this Contract, shall, however, shall survive the Closing and the delivery of the deed for a period of twelve (12) months only. Any claim based upon Seller's indemnification of Purchaser, or a representation, warranty, covenant or agreement of Seller must be made in writing and delivered to Seller on or before the twelfth month anniversary of the Closing Date or any such claim shall be expired and of no further force or effect.

         26.      ASSIGNMENT.

         This Contract may not be assigned by either party without the prior written consent of the other party. In the event the Purchaser desires to assign its interests in this Contract, prior written approval of such an assignment shall be obtained by Purchaser from each of the contractors with whom Seller has entered into construction contracts as to the Property. Seller's prior written consent shall also be obtained, which consent shall not be unreasonably withheld upon Purchaser's obtaining the required consents from the contractors. An assignment shall contain an express assumption by the assignee of all obligations of the assignor hereunder, and shall not terminate any liability hereunder unless so released by Seller in writing.

         27.      BUSINESS DAYS.

         In the event that any time period under this Contract expires on a day that is not a business day, such time period shall be deemed extended to the first business day following such date. "Business day" as used herein shall mean any day other than Saturday, Sunday or a legal holiday on which business is transacted by federally insured national banking institutions in Trenton, New Jersey.

         28.      COUNTERPARTS.

         This Contract may be signed in counterparts, each of which is deemed an original.

         29.      OFFER OF LIMITED DURATION.

         The offer to Sell the Property as evidenced by this Contract duly executed by Seller shall expire unless a fully executed copy of this Contract duly executed by Purchaser is delivered to Seller on or prior to August 19, 1996. Purchaser acknowledges that until Seller has delivered to Purchaser a copy of this Contract duly signed by Seller, Seller is not legally bound or obligated to Purchaser as to the sale of the Property. If Seller is not in receipt


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
of a fully executed copy of this Contract duly executed by Purchaser on or before August 19, 1996, this offer shall lapse and expire, and this Contract shall be of no further force or effect. WHEREFORE, the parties have hereunto affixed their hands and seals as of the date set hereof.

SELLER:                                     PURCHASER:

Monumental Life Insurance Company           Brandywine Realty Trust

By: /s/ Lindsay Schumacher                  By: /s/ Gerard H. Sweeney
    ----------------------------------          --------------------------------
Is: Vice President, Lindsay Schumacher      Its: _______________________________

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